Contact:

Chien Lee
Chairman of the Board
CS China Acquisition Corp.
(305) 576-1600

FOR IMMEDIATE RELEASE

CS CHINA ACQUISITION CORP.
COMPLETES INITIAL PUBLIC OFFERING

Miami, Florida, August 15, 2008 - CS China Acquisition Corp. (OTC Bulletin Board: CSACF) announced today that it has completed its initial public offering of 4,800,000 units. Each unit consists of one ordinary share and two warrants. The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $28,800,000 to the Company. EarlyBirdCapital, Inc. acted as representative of the underwriters for the initial public offering. A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, New York, New York 10016.

The Company also announced the simultaneous consummation of the private sale of 3,320,000 warrants at a price of $0.50 per warrant, generating total proceeds of $1,660,000. The warrants were purchased by CS Capital USA, LLC, an affiliate of Chien Lee, the Company’s chairman of the board, together with Bill Haus, the Company’s chief executive officer, James Preissler, the Company’s chief financial officer, Peter Li, a member of the Company’s board of directors, and William B. Heyn, one of the Company’s shareholders. The warrants are identical to the warrants included in the units sold in the initial public offering except that if the Company calls the warrants for redemption, these private warrants may be exercised on a cashless basis so long as such warrants are held by these purchasers or their affiliates. The purchasers of the warrants have agreed that the warrants will not be sold or transferred by them until after the Company has completed a business combination.

Of the proceeds received from the consummation of the initial public offering and private sale of warrants, $28,608,000 (or $5.96 per unit sold in the initial public offering) was placed in trust. Audited financial statements as of August 15, 2008 reflecting receipt of the proceeds upon consummation of the initial public offering and private sale of warrants have been issued by the Company and will be included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

CS China Acquisition Corp. is a newly formed blank check company organized for the purpose of acquiring, through a share exchange, asset acquisition, plan of arrangement, recapitalization, reorganization or similar business combination, an operating business, or control of such operating business, through contractual arrangements, that has its principal operations located in the People’s Republic of China.

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